UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
September 24, 2008

ENTERPRISE FINANCIAL SERVICES
CORP
(Exact name of registrant as specified in its charter)

Delaware	001-15373	43-1706259
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 N. Meramec, St. Louis, Missouri (Address of principal executive offices)	63105 (Zip Code)

Registrant’s telephone number, including area code
(314) 725-5500

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

     Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of New Principal Executive Officer. On September 24, 2008, the Board of Directors of EFSC elected Stephen P. Marsh, age 53, as an Executive Vice President of EFSC. Mr. Marsh will have the general duties, responsibilities and authority of an Executive Vice President. Mr. Marsh will continue to serve as the Chairman and Chief Executive Officer of EFSC’s Enterprise Bank & Trust subsidiary (“Enterprise”). Mr. Marsh has a BA in economics from Creighton University and a MBA in finance from St. Louis University. Prior to joining Enterprise in 2003, Mr. Marsh served as president and senior loan officer of Southwest Bank, where he began his career in 1984. At Southwest, now owned by Marshall & IIsley Corp. of Milwaukee, Mr. Marsh managed the commercial real estate department from 1984 to 1992. In 1992, Mr. Marsh was appointed senior loan officer and in 1999 was named president.

(e) Employment Agreement between EFSC and Peter F. Benoist. On September 24, 2008, EFSC entered into an employment agreement with Peter F. Benoist (the “New Employment Agreement”). The New Employment Agreement replaces the prior employment agreement between EFSC and Mr. Benoist which was entered into on January 5, 2006. The New Employment Agreement reflects Mr. Benoist’s promotion to President and Chief Executive Officer on May 1, 2008, and its terms are retroactive to that date (the “Effective Date”). A copy of the New Employment Agreement is filed as Exhibit 10.1 to this Form 8-K, which is incorporated herein by this reference, and the summary below is qualified in its entirety by reference to the New Employment Agreement. Under the New Employment Agreement, Mr. Benoist will serve for an initial term lasting from the Effective Date until December 31, 2013 (the “Initial Term”), with automatic one-year extensions December 31st of each year unless either party elects not to renew.

     Mr. Benoist will receive an annual base salary of $425,000, with discretionary increases (and not decreases) (the “Base Salary”) based on an annual review by the Compensation Committee of the Board of Directors of EFSC (the “Committee”). Mr. Benoist will be entitled to receive a targeted annualized cash bonus opportunity equal to 36% to 70% of the Base Salary in effect at the beginning of the applicable year in the event that EFSC meets certain targeted financial and operating goals established by the Committee for that calendar year.

     Each year during the Initial Term, at such time as grants are made under EFSC’s 2005 Long Term Incentive Compensation Plan (or a successor plan) (the “Plan”), Mr. Benoist will be entitled to receive a grant of dollar-denominated restricted stock units (“RSUs”) that confer to Mr. Benoist a contingent right to receive an award of a number of shares of restricted common stock in EFSC based on EFSC achieving certain performance goals over a successive three year period as established by the Committee. Such grants will initially be unvested and will vest on an annual basis over a subsequent period of five years subject to Mr. Benoist’s continuing and uninterrupted employment with EFSC in accordance with the Plan. For the year 2008, Mr. Benoist will receive a grant of RSUs in the amount of $336,000.

     Mr. Benoist also received 50,000 stock settled appreciation rights (“SSAR’s”) on September 24, 2008 giving him the right to common stock of EFSC equal in value to the appreciation in market prices of EFSC’s common stock from the date of the grant of the SSAR’s on September 24, 2008 to the date of the exercise thereof. The provisions of the SSAR’s, including the provisions for vesting over three years, were made in accordance with EFSC’s 2002 Stock Incentive Plan (as amended) and have substantially the same terms as the SSAR’s previously granted to other employees of EFSC.

     During the term of his employment, Mr. Benoist will be entitled to participate in all regular employee benefit and deferred compensation plans established by either EFSC or Enterprise. EFSC will also provide Mr. Benoist with term life insurance and supplemental disability income insurance. Mr. Benoist will also be entitled to participate in any other long-term executive incentives in which other EFSC senior executives participate.

     Under the terms of the New Employment Agreement, EFSC has the right to terminate Mr. Benoist’s employment upon prior written notice for cause, without cause, for reason of disability or upon death. In the event Mr. Benoist is terminated by EFSC for cause, death or disability, or Mr. Benoist elects to voluntarily terminate the New Employment Agreement, EFSC will not be obligated to pay any severance benefits. Mr. Benoist will be entitled to severance compensation if EFSC effects a Termination Other Than For Cause (as defined in the Employment Agreement) or Mr. Benoist is terminated in a Termination Upon a Change in Control (as defined in the Employment Agreement).

     The New Employment Agreement contains restrictive covenants prohibiting Mr. Benoist from competing with EFSC during the term of his employment and a period of one year thereafter within the Metropolitan Statistical Areas of St. Louis, Kansas City or any other city in which EFSC or its affiliates has an office as of the time of Mr. Benoist’s termination. The New Employment Agreement also prohibits Mr. Benoist from soliciting employees and certain customers of EFSC or any of its affiliates. In addition, confidentiality provisions in the New Employment Agreement prohibit the use or disclosure of confidential information.

Section 9 – Financial Statements and Exhibits

     Item 9.01 Financial Statements and Exhibits.

(a) Not applicable.
(b) Not applicable.
(c) Not applicable.
(d) Exhibits.

     Exhibit No.

     10.1 Form of Executive Employment Agreement by and between EFSC and Peter F. Benoist.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENTERPRISE FINANCIAL SERVICES CORP.

By:

Date: September 30, 2008	/s/ Deborah N. Barstow
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Deborah N. Barstow
Senior Vice President and Controller